Exhibit 99.1

ADMINISTAFF ANNOUNCES SECOND QUARTER RESULTS

HOUSTON – August 2, 2004 – Administaff, Inc. (NYSE: ASF), the nation’s leading Professional Employer Organization (PEO), today announced results for the second quarter and six months ended June 30, 2004. From its continuing operations, the company reported second quarter net income and diluted earnings per share of $2.8 million and $0.10, versus $1.9 million and $0.07 in the 2003 period.

Revenues for the second quarter of 2004 increased 6.2% over the 2003 period to $233 million. During the quarter, the company experienced a 3.3%, or $32, increase in revenues per worksite employee per month to $1,005, and a 2.8% increase in the average number of worksite employees paid per month compared to the 2003 period.

“We are pleased to see our unit growth rate increase 3.2% sequentially over the first quarter,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “As we continue to improve sales and client retention results, we are on track to reach our goal of double-digit year-over-year unit growth by year end.”

Gross profit increased 3.7% over the second quarter of 2003 to $48.5 million. The average gross profit per worksite employee per month increased 1.0%, or $2, to $210 in the 2004 period. These results included a $2.3 million, or $10 per worksite employee per month, reduction in payroll tax expense resulting from a settlement agreement with the state of California related to a fourth quarter 2003 state unemployment tax assessment.

Operating expenses for the quarter remained flat with the 2003 period at $44.0 million. On a per worksite employee basis, operating expenses decreased 3.1% to $190 per month in the 2004 period from $196 per month in the 2003 period, primarily due to a 2.8% increase in the average number of worksite employees paid per month.

Operating income for the second quarter of 2004 increased 63.8% to $4.5 million, with an average operating income per worksite employee of $20 per month compared to $12 in the 2003 period.

Year-to-Date Results

For the six months ended June 30, 2004 the company reported net income and diluted earnings per share of $12.0 million and $0.44 from its continuing operations, versus a net loss and diluted net loss per share of $2.2 million and $0.08 for the same period in 2003.

Year-to-date revenues increased to $484.9 million, or 9.0% over the 2003 period. This increase was due to an 8.7%, or $85, increase in revenue per worksite employee per month and a 0.3% increase in the average number of worksite employees paid per month.

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Administaff, Inc.

Gross profit for the six months ended June 30, 2004 increased 19.1% to $98.6 million. The average gross profit per worksite employee per month increased 18.7%, or $34, to $216 in the 2004 period. In addition to the $2.3 million reduction in payroll tax expense for the second quarter referenced above, these results reflect a contractual change with clients enabling the company to invoice its comprehensive service fee at a higher rate earlier in the year, which more closely reflects the pattern of employer-related payroll tax costs.

Year-to-date operating expenses were flat compared with the 2003 period. Operating expenses per worksite employee per month were $191 in both the 2004 and 2003 periods. The resulting operating income for the six months ended June 30, 2004 was $11.7 million compared to an operating loss of $3.8 million in the 2003 period.

“We have continued to maintain a strong working capital position, while repurchasing $8.3 million of shares during the first half of the year,” said Douglas S. Sharp, vice president of finance and chief financial officer. “Capital expenditures for the year have been held to $2.7 million as we continue to focus our efforts on managing costs and benefiting from our prior investments in technology and other infrastructure.”

Business Outlook

The company’s current outlook for the balance of 2004 is as follows:

	Third Quarter	Fourth Quarter	Full Year
Average worksite employees paid per month	79,000–80,000	81,000–82,000	78,000–78,500
Gross profit per worksite employee per month	$196 – $200	$204 – $208	$208 – $210
Operating expenses (in millions)	$42.5 – $43.5	$43.5 – $44.5	$173.0 – $175.0
Diluted weighted average common shares outstanding	26,800,000	26,800,000	27,200,000

Prior to 2004, the company’s earnings pattern included losses in the first quarter, followed by improved profitability in subsequent quarters throughout the year. This pattern was due to the effects of employment-related taxes that are based on each employee’s cumulative earnings up to specified wage levels, causing employment-related taxes to be highest in the first quarter and then decline over the course of the year. In the first quarter of 2004, substantially all clients were invoiced using the company’s new pricing and billing system. Beginning in 2004, the historical earnings pattern will only apply to new clients enrolled after January of each year.

Administaff will be hosting a conference call today at 10 a.m. EDT to discuss these results, give guidance for the remainder of 2004, and answer questions from investment analysts. To listen in, call 800-901-5213 and use passcode 63392845. The call will also be webcast at www.administaff.com. To access the webcast, click on the Investor Relations section of the website and select “Live Webcast.” The conference call script will be available at the same

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Administaff, Inc.

website later today. A replay of the conference call will be available at 888-286-8010, passcode 33806037, for two weeks after the call. The webcast will be archived for one year.

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff’s Web site at www.administaff.com.

(Note: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments, including possible adverse application of various federal, state and local regulations; (iii) changes in Administaff’s direct costs and operating expenses, including, but not limited to, increases in health insurance and workers’ compensation premiums and underlying claims trends, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff’s operations; (iv) the estimated costs and effectiveness of capital projects and investments in technology and infrastructure; (v) the effectiveness of Administaff’s sales and marketing efforts, including the company’s marketing arrangements with other companies; (vi) the effectiveness of Administaff’s retirement services operation; (vii) changes in the competitive environment in the Professional Employer Organization industry; (viii) Administaff’s liability for worksite employee payroll and benefits costs; and (ix) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff’s filings with the Securities and Exchange Commission.)

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$75,902	$104,728
Restricted cash	10,975	4,584
Marketable securities	27,307	23,989
Accounts receivable	90,239	61,744
Prepaid insurance	10,546	22,554
Other current assets	2,621	7,468
Deferred income taxes	1,990	3,423

Total current assets	219,580	228,490
Property and equipment	161,726	160,993
Accumulated depreciation	(89,536)	(82,224)

Net property and equipment	72,190	78,769
Deposits	56,897	39,909
Other assets	579	903

Total assets	$349,246	$348,071

Liabilities and Stockholders’ Equity
Accounts payable	$1,332	$4,319
Payroll taxes and other payroll deductions payable	45,281	65,310
Accrued worksite employee payroll cost	86,392	65,503
Accrued health insurance costs	654	6,559
Accrued workers’ compensation costs	12,185	5,489
Other accrued liabilities	13,796	15,898
Income taxes payable	271	7,520
Current portion of long-term debt	1,889	1,860

Total current liabilities	161,800	172,458
Long-term debt	39,548	40,502
Accrued workers’ compensation costs	15,915	7,417
Deferred income taxes	4,619	5,060

Total noncurrent liabilities	60,082	52,979
Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	101,489	101,681
Treasury stock, cost	(55,789)	(48,795)
Accumulated other comprehensive income, net of tax	(133)	—
Retained earnings	81,488	69,439

Total stockholders’ equity	127,364	122,634

Total liabilities and stockholders’ equity	$349,246	$348,071

Working Capital	$57,780	$56,032

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2004	2003	Change	2004	2003	Change
Operating results:
Revenues (gross billings of $1.254 billion, $1.161 billion, $2.538 billion and $2.357 billion, less worksite employee payroll cost of $1.021 billion, $942 million, $2.053 billion and $1.913 billion, respectively)	$232,892	$219,226	6.2%	$484,939	$444,746	9.0%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	184,347	172,404	6.9%	386,360	361,943	6.7%

Gross profit	48,545	46,822	3.7%	98,579	82,803	19.1%
Operating expenses:
Salaries, wages and payroll taxes	21,083	20,603	2.3%	43,382	40,947	5.9%
General and administrative expenses	12,916	13,720	(5.9)%	24,681	25,424	(2.9)%
Commissions	2,778	2,656	4.6%	5,322	5,542	(4.0)%
Advertising	2,699	1,787	51.0%	4,408	3,997	10.3%
Depreciation and amortization	4,570	5,309	(13.9)%	9,121	10,714	(14.9)%

	44,046	44,075	—	86,914	86,624	0.3%

Operating income (loss)	4,499	2,747	63.8%	11,665	(3,821)	405.3%
Other income (expense):
Interest income	648	263	146.4%	1,014	578	75.4%
Interest expense	(522)	(552)	5.4%	(1,049)	(1,120)	6.3%
Other, net	22	450	(95.1)%	8,286	458	—

Income (loss) before income taxes	4,647	2,908	59.8%	19,916	(3,905)	610.0%
Income tax expense (benefit)	1,836	968	89.7%	7,867	(1,723)	556.6%

Net income (loss) from continuing operations	$2,811	$1,940	44.9%	$12,049	$(2,182)	652.2%

Discontinued operations:
Loss from operations of discontinued division	—	(373)	—	—	(769)	—
Income tax expense (benefit)	—	(146)	—	—	(303)	—

Net loss from discontinued operations	—	(227)	—	—	(466)	—
Net income (loss)	$2,811	$1,713	64.1%	$12,049	$(2,648)	555.0%

Diluted net income (loss) per share of common stock:
Income (loss) from continuing operations	$0.10	$0.07	42.9%	$0.44	$(0.08)	650.0%
Income (loss) from discontinued operations	$—	$(0.01)	—	$—	$(0.02)	—

Diluted net income (loss) per share	$0.10	$0.06	66.7%	$0.44	$(0.10)	540.0%

Diluted weighted average common shares outstanding	27,312	26,814		27,450	27,000

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2004	2003	Change	2004	2003	Change
Statistical data:
Average number of worksite employees paid per month	77,209	75,103	2.8%	76,001	75,764	0.3%
Revenues per worksite employee per month (1)	$1,005	$973	3.3%	$1,063	$978	8.7%
Gross profit per worksite employee per month	210	208	1.0%	216	182	18.7%
Operating expenses per worksite employee per month	190	196	(3.1)%	191	191	—
Operating income (loss) per worksite employee per month	20	12	66.7%	25	(9)	377.8%
Net income (loss) per worksite employee per month	12	8	50.0%	26	(6)	533.3%

(1)	Gross billings of $5,413, $5,152, $5,566 and $5,186 per worksite employee per month, less payroll cost of $4,408, $4,179, $4,503 and $4,207 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2004	2003	Change	2004	2003	Change
GAAP to non-GAAP reconciliation:
Payroll cost (GAAP)	$1,020,997	$941,632	8.4%	$2,053,287	$1,912,601	7.4%
Less: Bonus payroll cost	52,099	48,768	6.8%	149,270	119,214	25.2%

Non-bonus payroll cost	$968,898	$892,864	8.5%	$1,904,017	$1,793,387	6.2%

Payroll cost per worksite employee (GAAP)	$4,408	$4,179	5.5%	$4,503	$4,207	7.0%
Less: Bonus payroll cost per worksite employee	225	216	4.2%	327	262	24.8%

Non-bonus payroll cost per worksite employee	$4,183	$3,963	5.6%	$4,176	$3,945	5.9%

Non-bonus payroll cost is a non-GAAP financial measure that excludes the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program effective September 1, 2003. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles (“GAAP”) and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes these non-GAAP financial measures in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s current workers’ compensation program. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the table above.

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